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                                                                   EXHIBIT 23(A)



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the registration statements of NCT Group, Inc. on Form S-1 (File Nos. 333-64967, 333-43387, 333-82359 and
333-87757) and on Form S-8 (File No. 333-11213) of our report, which includes an explanatory paragraph about substantial doubt existing concerning the Company's ability to continue as a going concern, dated February 25, 2000 (with respect to Note 11, March 7, 2000), on our audits of the consolidated financial statements and schedule of the Company as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 which report is included in this Annual Report on Form 10-K.



/s/ Richard A. Eisner & Company, LLP

New York, New York
April 12, 2000

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